Exhibit 10.4

RESEARCH AGREEMENT

Made in Jerusalem this 15 day of January 2008, by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the one part; and

INTEC PHARMA LTD, of 12 Hartom St. Jerusalem 45219; (the “Company”), of the second part;

WHEREAS	the Parties entered into the joint venture for R&D agreement dated June 1st, 2000 (the JV Agreement 2000) which was extended and amended on October 5th, 2004 (the Extension) and amended again on July 13th, 2005 (the Second Amendment) (the JV Agreement and the Extension and the Second Amendment shall collectively be referred to as the “JV Agreement”);

WHEREAS	the Parties wish to further continue their joint venture for R&D under the terms of this Agreement and correspondingly with the JV Agreement, as stipulated and amended hereunder;

NOW, THEREFORE, the Parties agree as follows:

1.	Interpretation and Definitions

1.1.	The preamble and appendices annexed to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender.

1.3.	The headings of the sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	The terms in this Agreement shall have the meaning as detailed hereunder in section 1.5, and if a meaning has not been attached alongside it hereunder, shall have the meaning as agreed by the Parties in the JV Agreement.

1.5.	The Parties agree that the terms of the JV Agreement, inasmuch as they conform with the provisions of this Agreement, shall be valid, stay in full force and bind the parties under this Agreement, mutatis mutandis. In case of contradiction between terms and/or provisions of this Agreement and the JV Agreement, the provisions of this Agreement shall prevail.

1.6.	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.6.1.	“Intec Pharma Development Results” shall mean all and any inventions, discoveries, know-how, improvements, new uses, methods, processes, compounds, information, material, products, devices, information and other results of whatsoever nature, whether patentable or not, that are created, generated, developed or discovered during the course of and/or arising from the performance of any research and development activities undertaken by the Company (or on its behalf), which (i) are not a part of the Research (as defined in the JV Agreement 2000), the Additional Research (as defined in the Extension), the Further Research, the Further Research Program and/or the Further Research Results; and (ii) do not involve any contribution by the University, Prof. Friedman or any other employee or student of the University (excluding, for the removal of doubt, Mr. David Kirmayer or any other employee of the Company) (hereinafter “Employee or Student of the University”).

1.6.2.	“Further Research” shall mean the research, which shall be carried out and conducted, by Researchers pursuant to the Further Research Program hereunder.

1.6.3.	“Further Research Program” shall mean the program under which the Further Research shall be carried out and conducted by the Researchers, as per Appendix B.

1.6.4.	“Researchers” shall mean Prof. Micha Friedman (hereinafter: “Prof. Friedman”), on Yissum’s part, or such other person appointed by Yissum to supervise and to perform the Further Research, if applicable and Mr. David Kirmayer, on Company’s part (hereinafter: “Mr. Kirmayer”).

1.6.5.	“Further Research Results” shall mean all and any inventions, discoveries, know-how, improvements, new uses, methods, processes, compounds, information, material, products, devices, information and other results of whatsoever nature (collectively “Results”), whether patentable or not, that are created, generated, developed or discovered during the course of the performance of the Further Research and all patent applications and patents (which shall be added to the list of Registered Patents set forth on Appendix A), covering any of the Results or any portion thereof

1.6.6.	“University” shall mean the Hebrew University of Jerusalem and/or each of its branches.

2.	Further Research

2.1.	The Company hereby undertakes to finance performance of the Further Research in accordance with the Further Research Program or any amendment thereof, and subject to the terms of section 2.4 hereunder.

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2.2.	The Further Research shall be conducted by and under the supervision of Prof. Friedman and the Company. Should Prof. Friedman be unable to complete the Further Research or any of its stages, for any reason, Yissum shall notify the Company of the identity of a suitable replacement researcher of the same position and requisite skills as those of Prof Friedman. If the Company does not object to the replacement researcher on reasonable grounds within twenty (20) days of this notification, the substitute researcher shall be deemed acceptable to the Company. If the Company objects to the replacement researcher, the Parties shall amicably and in good faith negotiate a suitable replacement researcher acceptable by the Company. Alternatively, the Company shall have the right to terminate the Further Research, according to section 11 hereunder.

2.3.	The parties undertake to perform all of their duties under this Agreement diligently and promptly, and, where applicable, according to the Further Research Program.

2.4.	As compensation to Yissum for the performance of the part of the Further Research to be performed by Prof Friedman or any other scientist or Employee or Student of the University, subject to section 2.6 hereunder and/or any earlier termination of the Further Research pursuant to the termination section hereunder, and the compensation due thereupon, if applicable, the Company shall pay Yissum the total sum of sixty four thousand eight hundred US Dollars ($64,800) (of which $48,000 are to Prof. Friedman’s lab and the rest are Yissum’s overhead) payable as follows:

1.	Upon execution of this Agreement: $ 16,200.
2.	$ 16,200 upon the completion of stage I of the attached Further Research Program: “Optimization of the lead”.
3.	$ 16,200: upon the completion of stage II of the attached Further Research Program: “A feasibility of API Incorporation”.
4.	$ 16,200 upon the completion of stage III of the attached Further Research Program: “Mechanism elucidation of the hardening”.

2.5.	Yissum and/or the University and/or the Researcher shall be allowed to obtain further finance or grants from other entities for research regarding the Further Research Program provided that Yissum shall provide Company with all necessary information concerning the finance terms and that such entities providing the further finance shall not be granted rights in the Further Research and/or Further Research Results prejudicial to the rights granted to the Company in this Agreement and subject to Company’s prior written approval, that shall not be unreasonably withheld and if withheld, shall include a reason based written notice to Yissum.

2.6.	Within 30 days of the completion of each of the three stages described in the attached Further Research Program (i.e. Optimization of the Lead, A feasibility of API Incorporation and Mechanism Elucidation of the Hardening), and as a condition for the payment of the compensation detailed in section 2.4 hereunder, Yissum shall present the Company with a written report (the “Further Research Report”) summarizing the Results of the Further Research accomplished with respect to that stage. Furthermore, Yissum shall use its best efforts to further provide the Company with any other additional reports and/or details as the Company may reasonably require.

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2.7.	Nothing contained in this Agreement shall be construed as a warranty on the part of Yissum that any Results or inventions will be achieved by the Further Research, or that the Further Research Results, if any, are or will be commercially exploitable. Yissum makes no warranties whatsoever as to the commercial or scientific value of the Further Research Results. Notwithstanding the aforementioned in this section, Yissum undertakes and commits to do everything in its capacity and use its best efforts to achieve results or inventions that shall be of commercial or scientific value, under the terms of this Agreement.

2.8.	Should the Company choose to, in addition to the terms agreed between the parties under this Agreement (i) retain the services of Prof Friedman and/or any other Employee or Student of the University as a consultant in connection with the Further Research and/or the License and/or the Further License (as defined below); and/or (b) grant any benefit, including but not limited to, cash payments or securities of any kind, to Prof Friedman and/or any other Employee or Student of the University, it shall do so only through a written agreement executed between the Company and Yissum.

3.	Ownership

3.1.	All rights and title in all Further Research Results shall be jointly owned by the Parties in equal parts (and not wholly by Yissum as per the JV Agreement 2000) and will be registered in both their names. All rights and title in the Intec Pharma Development Results and all patent applications and patents covering any Intec Pharma Development Results or any portion thereof shall be solely owned by the Company.

3.2.	Yissum shall grant the Company an exclusive and worldwide license to its rights in and to the Further Research Results under this Agreement (50%), on the same terms and conditions of the License (as defined in the JV Agreement) granted to the Company under the JV Agreement which shall apply to Yissum’s rights in and to the Further Research Results, mutatis mutandis (the “Further License”).

3.3.	The Company shall pay Yissum Royalties with respect to the use of the Further Research Results and the Further License granted by Yissum to the Company hereunder as follows:

3.3.1.	3% royalties from the Net Sales of the Products from the first date of commercial sale in each country.

3.3.2.	15% of any payment or benefit of any sort or nature the company may receive from Sub-Licenses.

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It is hereby clarified for the avoidance of doubt that the said Royalties shall be paid with the respect to “Products” as defined below. For the purposes hereof, “Product(s)” means any product and/or product component and/or production supplement and/or process directly and/or indirectly based on and/or related to the Know-how and/or the Research Results (as defined in the JV Agreement), and/or the Further Research Results and/or the Intec Pharma Development Results and/or any part thereof.

3.4.	Royalties under this Agreement shall not derogate from Yissum’s right to Royalties under JV Agreement for other Products, if applicable, provided, that, for the avoidance of doubt, at any time, Yissum shall not be entitled to receive Royalties or other payments both under this Agreement and the JV Agreement, for the same Product and/or in respect of the same payments or benefits received by the Company.

3.5.	For the avoidance of doubt, the terms and definitions: Royalty, Net Sales, Product and Sub-License, shall have the meaning as agreed by the parties in the JV Agreement and shall apply hereto mutatis mutandis.

3.6.	Company shall be required to pay for Development and Commercialization per section 8 of the JV Agreement and reimburse Yissum for patent application expenses, if incurred, per section 10 of the JV Agreement in respect of the Further Research Results hereunder.

3.7.	For the avoidance of doubt, the Compensation, Royalties and expenses detailed in sections 2-3 hereunder, shall constitute the full and only consideration to Yissum under this Agreement, for whatever reason.

4.	No Financial Report: Yissum is not expected to present any financial report and the expenses incurred in rendering the Further Research shall be Yissum’s responsibility alone.

5.	Use of Names: The Company shall not make any use of any kind of the name of Prof. Friedman or Yissum or the Hebrew University without the prior written consent of Yissum, which shall not be unreasonably withheld and provided not later than 7 days of Company’s request. Notwithstanding the aforegoing, the Company shall not require Yissum’s consent for any mention of the name of Prof. Friedman or Yissum or the Hebrew University in any applications to official authorities for regulatory approval, or in the fulfillment of any duty owed to any competent authority (including a duty to make regulatory filings and/or reports) or in the presentation of activities to potential investors in the Company, potential business partners and/or collaborators, subject to the aforegoing being bound by customary confidentiality undertakings. Yissum shall not make any use of any kind of the name of the Company without the prior written consent of the Company, which shall not be unreasonably withheld.

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6.	Relationship of the Parties: Neither the Company nor Yissum stand in a relationship of employer employee with Prof. Friedman. The relationship of the Company and Yissum shall be that of requester – independent contractor.

7.	Dispute Resolution: In all cases in which a dispute shall arise between the Company and Yissum regarding the Services or any other matter arising under this Agreement, the dispute shall be resolved exclusively and only in the competent courts of Tel Aviv and both parties hereby irrevocably consents to said jurisdiction.

8.	Authorized Signatories: Signature by an authorized representative of Yissum on this copy of the document shall constitute Yissum’s approval and agreement to all that is written herein. The Company warrants that the person signing this agreement is authorized to bind the Company.

9.	Value Added Tax: Amounts mentioned in this Agreement do not include Value Added Tax (VAT), which shall be added to such amounts as prescribed by law.

10.	No Liability: Yissum, its ultimate parents, affiliates, officers, directors, employees, agents and contractors, shall not be liable for any and all claims, actions, demands, losses, damages, costs and expenses made or brought by third parties arising from or in connection with this Agreement or the use of the Further Research Results, except for loss, damage, liability and expenses resulting from negligence or willful misconduct on the part of Yissum.

11.	Termination:

(a)	Unless terminated in accordance with the provisions of this Agreement, this Agreement shall end upon the end of the term of the License, as defined under section 5 of the JV Agreement, for the Further Research Results under this Agreement.

(b)	Each party shall be entitled to terminate this Agreement in the event of a breach by the other party of its obligations under this Agreement, which is not remedied by the breaching party within 30 days of receipt of written notice from the non-breaching party.

(c)	Company shall be entitled to terminate this Agreement, upon the occurrence of any of the following and under the terms hereof:

(i)	by prior 7 days written notice, during the term of 21 days after receipt of the Further Research Report for stages I or II, if, in its sole discretion, the completion of said stages was not successful.

If Agreement was not terminated by Company during the 21 day term following the receipt of the Further Research Report, it will constitute Company’s approval to Yissum to continue Further Research of the next stage of the Further Research Program.

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(ii)	By prior 14 days written notice, should Prof. Friedman be unable to complete the Further Research or any of its stages, for any reason, per section 2.2 hereunder.

(d)	Upon termination or expiration of this Agreement, the Further License and other rights granted to the Company by Yissum under this Agreement shall terminate and shall revert to Yissum.

(e)	Notwithstanding anything in this Agreement stating the contrary (1) no monies paid to Yissum for the Further Research pursuant to the schedule set forth in section 2.4, hereunder, will be refundable; and (2) except in the event of termination by the Company for breach by Yissum, the Company shall be liable to pay accrued fees and/or expenses that are: (i) based on work performed up to the date of termination; and (ii) constitute irrevocable commitments entered into by Yissum or the Researcher prior to termination and (iii) bind Yissum for the term of not longer than two months following termination and (iv) that Yissum did not succeed, after using its best efforts, to cancel.

(f)	Sections 1, 3.1, 7, 10 and 11(d) and (e) shall survive the termination or expiration of this Agreement for any reason. In addition, any termination or expiration of this Agreement shall not release the Company or Yissum from the performance of any obligation which it was liable to perform prior to such termination or expiration.

12.	Entire Agreement: This Agreement together with the JV Agreement (as amended hereby) constitutes the entire agreement between the Parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the Parties relating to the subject-matter hereof. This Agreement may only be amended by a written document signed by the Parties.

Intec Pharma
12 Hartom Street P.O. Box 45219
Jerusalem 91450
Company Name and Address

/s/ Giora Carni	15/1/08
Signature of Authorized Co. Representative	Date Signed

Yissum hereby agrees and approves:

/s/ Nava Swersky Sofer and Elana Canetti	15/1/08
Yissum Research Development Company of the Hebrew University of Jerusalem	Date Signed

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Prof. Friedman's Agreement:

I the undersigned, Prof. Michael Friedman of the Hebrew University, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to fully cooperate with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Michael Friedman
Date signed

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Appendix B

Further Research Program

Exhibit I – the Research Specification.

Submitted to Intecpharm

by Michael Friedman

School of Pharmacy

The Hebrew University of Jerusalem

Brief work plan for period 1-Jan-24-2008 to 31-Dec 20 2008
Submitted to Intec Pharma by Professor Michael Friedman’s group

Background

A novel buoyant hardening swelling-tablet platform was offered (see research offer from January 2006). A detailed research plan for the topic was submitted in January 2007. The basic points are outlined in the document below.

1.	Optimisation of the lead

The key parameters that are responsible for the swelling of the current lead formulation have been spotted. More data will be amassed to verify the assumptions. Thereupon, a parametric experiment will be performed to optimise the formulation. Preliminary work will be required to define unequivocally the working windows for each of the formulatory and process parameters. The results will be processed with JMP software, and the lead formulation will be compounded for full characterisation.

The swelling properties of a tablet can be anisotropic, as reported in various sources in literature. Therefore, the optimal shape should be sought. There are several large-size tablets approved on the market, i.e. Augmentin 875, which exploit a singular form of a tablet to maximize capacity and facilitate swallowing. There is also a patent from Depomed on the subject. Similar forms should be considered theoretically, with calculations of the relative volume of the tablet, and the advantageous ones should be tested with the successful formulation.

The lead formulations will be produced in sufficient a quantity for full characterisation and for a short-term stability as placebo, according to the plan that remains to be determined.

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Inputs:

•      Materials and facilities for production and facility time for analyses (available by then both at Intec and at Professor Friedman’s laboratory);

•      Novel dies and punches for an IR press;

•      Engineering council (possible to obtain from Avner Balshai);

•      Time on JMP software;

•      Laboratory aids (at Professor Friedman’s laboratory).

Performance: David Kirmayer.

Estimated time needed: six months

Output: interim report on the platform development and characterisation.

Milestone: to reach the output by 1 May 2008

2.      A feasibility of API incorporation

An API, tentatively gabapentin, will be incorporated and the possible weak points of the design will be discovered. Inherent controlled-release potential of the formulation will be evaluated. Mechanical consequences of drug release will be evaluated. Mechanical stability-preserving mechanisms (suggested in the original plan) will be tested in vitro, if needed. The ways to alter the controlled release will be investigated as well. The loading capacity will be determined per standard humane dose units.

Inputs.

•      Materials, including API, and facilities for production and facility time for analyses;

•      Laboratory aids (at Professor Friedman’s laboratory);

•      Analytical support or additional time for performing the analyses.

Performance: David Kirmayer

Estimated time needed: four months

Output: interim report on the product and characterisation.

Milestone: to reach the output by 1 October 2008

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3.      stage 3: Mechanism elucidation of the hardening

The dependence of the system’s performance upon the mechanical properties is a by-design quality. Thus knowing the underlying mechanism of building up the mechanical strength is a key in understanding the mechanism of gastric retention of the system. The mechanism will be investigated using thermal analysis methods (DSC), chromatography (HPLC, GPC) and spectral methodology, known in polymer science. This research will be performed in parallel and in accordance with other branches of development, and may not be finished by the end of calendar 2007th year.

Inputs:

•      Materials and facility time for analyses;

•      Funding for the analyses that can not be performed in-house;

•      Possibly external advisor.

Performance: David Kirmayer.

Estimated time needed: six months

Output: interim report on the hardening mechanism of the platform.

Milestone: none

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